Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Riggs Bank N.A.

The Administrative Committee
Riggs Bank N.A. 401(k) Plan:

We consent to incorporation by reference in the previously filed registration statement No. 33-52451 on Form S-8 of Riggs National Corporation of our report dated June 11, 2004, relating to the statements of assets available for benefits of the Riggs Bank N.A 401(k) Plan as of December 31, 2003 and 2002, and the related statements of changes in assets available for benefits for the years then ended, which report is included in this annual report on Form 11-K.

McLean, Virginia
June 28, 2004